UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2014

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

24/F Xiwang Tower, No. 136, Zhongshan Road, Zhongshan District, Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (8621) 5015 2581

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 3, 2014, Qingdao Grand New Energy Co., Ltd., a wholly-owned subsidiary of Andatee China Marine Fuel Services Corporation (the “Company”), on the one hand, and Think Way Financial Leasing Co., Ltd. (“TWF”), on the other hand, entered into a Strategic Cooperation Framework Agreement (the “Framework Agreement”). The Framework Agreement contemplates facilities and equipment leasing and project financing by TWF to the Company in the amount of up to RMB2.5 billion (or approximately USD$400 million), for a period of time from September 3, 2014 to September 3, 2019. The parties agreed that terms and provisions of each specific project financing will be agreed upon and entered into by the parties in a definitive financing agreement at the time of such project. Various representations and warranties made by the parties in the Framework Agreement have been made solely for the benefit of such parties and (i) should not be treated as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of such agreement or such other date or dates as may be specified therein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events

On September 9, 2014, the Company issued a press release relating to the foregoing event, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated September 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ Wang Hao
Wang Hao, Chief Executive Officer

Date: September 9, 2014